ACTION BY CONSENT OF
THE BOARD OF DIRECTORS OF
REDUX HOLDINGS, INC.

The undersigned, being all the members of the Board of Directors of Redux Holdings, Inc., a Nevada corporation (the "Corporation"), hereby consent to the following actions and instruct the Secretary of the Corporation to enter this Consent in the minutes of the proceedings of the Board of Directors of the Corporation:

1. Rick Robinette is hereby appointed as President.

2. The Board of Directors authorizes as majority shareholder of Naturade, Inc., to remove all members of the Board of Directors from Naturade, Inc. and appoint Rick Robinette and Milos Sarcev as the new Board of Directors for Naturade, Inc. effective immediately.

This Consent may be signed by way of facsimile transmission and such facsimile copies shall be deemed original copies for all purposes if original copies are not delivered.

Execution of this Consent by the undersigned, being the sole members of the Board of Directors of the Corporation, pursuant to the laws of the state of Nevada, waives any requirement of a formal meeting to conduct the business referred to herein.

Dated this 29th day of August, 2008.

DIRECTORS:

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Adam Michelin

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Rick Robinette

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Milos Sarcev